Exhibit 99.1

Zillow, Inc. Announces Second Quarter 2011 Financial Results

•	Record Revenues of $15.8 million, up 116% year-over-year

•	Record Marketplace Revenues of $9.7 million, up 269% year-over-year

•	Net Income of $1.6 million, marking first quarter of GAAP profitability

•	Record Traffic and Mobile Usage

SEATTLE, Aug. 24, 2011 (GLOBE NEWSWIRE) – Zillow, Inc. (NASDAQ:Z), the leading real estate information marketplace, today announced financial results for the quarter ended June 30, 2011.

“The second quarter was outstanding for Zillow® with record revenues, traffic and mobile usage. It marks our first profitable quarter on a GAAP net income basis and our fourth consecutive profitable quarter on an Adjusted EBITDA basis,” said Zillow CEO Spencer Rascoff. “We’re extremely pleased with our progress and rapid growth, yet we believe we’ve only scratched the surface of our opportunity.”

Second Quarter 2011 Financial Highlights

•	Total revenues increased 116% to $15.8 million from $7.3 million in the second quarter of 2010.

•	Marketplace revenues increased 269% to $9.7 million from $2.6 million in the second quarter of 2010. Display revenues increased 30% to $6.1 million from $4.7 million in the second quarter of 2010.

•	GAAP net income for the second quarter 2011 was $1.6 million, compared to a net loss of $2.0 million in the same period a year ago and a net loss of $0.8 in the first quarter of 2011.

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Adjusted EBITDA was $3.9 million in the second quarter of 2011, or 24% of revenues, representing the fourth consecutive quarter of Adjusted EBITDA profitability. This compares to Adjusted EBITDA of negative $0.2 million in the second quarter of 2010 and $1.1 million in the first quarter of 2011.

2011 Operating and Business Highlights

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Average monthly unique users grew 93% to a record 20.8 million in the second quarter of 2011 compared to 10.8 million average monthly unique users for the same period in 2010. July 2011 marked another record traffic month with 23.2 million unique users to Zillow’s websites and mobile applications, a 98% increase from July 2010.

•	Premier Agent subscribers, which contribute to Marketplace revenues, totaled 13,385 at June 30, 2011, up 180% from 4,777 at the end of the second quarter of 2010.

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Zillow operates the most popular platform of mobile real estate applications across iPhone®, iPad®, Android™ and BlackBerry®, and extended its leadership position during the quarter. In June, Zillow launched the first Zillow Mortgage Marketplace app on iPhone, helping borrowers instantly and anonymously submit loan requests from any location and connect with verified lenders.

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In July, Zillow launched a real estate application on Windows® Phone 7, bringing the number of Zillow real estate mobile applications to five. Zillow was used on a mobile device 11.9 million times in July 2011, with 28 homes viewed every second.

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Zillow made several database and product improvements during the quarter that benefit consumers and professionals. In June, Zillow introduced Zestimates on more than 25 million more homes and altered its Zestimate® algorithm to more accurately reflect housing market volatility and updated home facts provided by millions of users. This adjustment has improved accuracy 33% to an 8.5% median margin of error.

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In June, Zillow introduced new construction home search, allowing buyers to browse homes and floorplans of new and planned communities, introducing more ways for consumers to shop for homes and a new distribution channel for homebuilders.

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In May, Zillow launched Facebook® Tabs to help real estate agents increase their social media presence by integrating their local listings, data and Zillow ratings and reviews into their own Facebook business pages.

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In April, Zillow announced the March acquisition of Postlets™, an online listing creation and distribution platform for agents and landlords that promotes listings across 13 real estate and social media sites, and is now offered as a free value-add service to Premier Agents.

Quarterly Conference Call

A conference call to discuss Zillow’s second quarter 2011 financial results will be webcast live today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The live webcast of the conference call will be available on the investor relations section of Zillow’s website at http://investors.zillow.com/. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 643-7152, with conference ID# 88387380. Callers outside the U.S. may dial (443) 863-7921, with conference ID# 88387380. Following completion of the call, a recorded replay of the webcast will be available on the investor section of the Zillow website until September 7, 2011. To listen to the telephone replay, call toll-free (855) 859-2056, conference ID 88387380. Callers outside the U.S. may dial (404) 537-3406, conference ID 88387380.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including the statement regarding our belief about our future opportunity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Differences in the Company’s actual results from those anticipated in these forward-looking statements may result from actions taken by the Company as well as from risks and uncertainties beyond the Company’s control. Factors that may contribute to such differences include, but are not limited to, the Company’s ability to maintain and effectively manage an adequate rate of growth; the impact of the real estate industry on the Company’s business; the Company’s ability to innovate and provide products and services that are attractive to its users advertisers; the Company’s ability to increase awareness of the Zillow brand; the Company’s ability to maintain or establish relationships with listings and data providers; the Company’s ability to attract consumers to the Company’s website and mobile applications; the Company’s ability to compete successfully against existing or future competitors; the reliable performance of the Company’s network infrastructure and content delivery processes; and the Company’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect the Company’s business and financial results, please review “Risk Factors” described in the Company’s final Prospectus related to the initial public offering of the Company’s Class A common stock filed pursuant to Rule 424(b) under the Securities Act with the Securities and Exchange Commission, or SEC, on July 20, 2011, and in the Company’s other filings with the SEC. Except as may be required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Use of Non-GAAP Financial Measure: Adjusted EBITDA

To provide investors with additional information regarding our financial results, this press release presents Adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

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Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results.

About Zillow, Inc.

Zillow is the leading real estate information marketplace, providing vital information about homes, real estate listings and mortgages through its website and mobile applications, enabling homeowners, buyers, sellers and renters to connect with real estate and mortgage professionals best suited to meet their needs. More than 23 million unique users visited Zillow’s websites and mobile applications in July 2011. Zillow, Inc. operates Zillow.com®, Zillow Mortgage Marketplace, Zillow Mobile and Postlets. The company is headquartered in Seattle.

Zillow.com, Zillow and Zestimate are registered trademarks of Zillow, Inc. Postlets is a trademark of Zillow, Inc.

iPhone and iPad are registered trademarks of Apple, Inc. Android is a trademark of Google Inc. BlackBerry is a registered trademark of Research in Motion Limited. Windows is a registered trademark of Microsoft Corporation. Facebook is a registered trademark of Facebook, Inc.

The Zillow logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10012

ZILLOW, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$16,161	$12,278
Short-term investments	—	1,499
Accounts receivable, net	5,307	3,984
Prepaid expenses and other current assets	670	410

Total current assets	22,138	18,171
Property and equipment, net	5,544	4,929
Goodwill	1,140	—
Intangible assets, net	1,934	888
Other assets	3,146	25

Total assets	$33,902	$24,013

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,524	$750
Accrued expenses and other current liabilities	2,336	576
Accrued compensation and benefits	1,564	1,349
Deferred revenue	5,647	3,284
Deferred rent, current portion	285	271

Total current liabilities	12,356	6,230
Deferred rent, net of current portion	405	335
Shareholders’ equity:
Convertible preferred stock	4	4
Preferred stock	—	—
Class A common stock	—	—
Class B common stock	1	1
Class C nonvoting common stock	—	—
Additional paid-in capital	99,095	96,152
Accumulated other comprehensive loss	(77,959)	(78,709)

Total shareholders’ equity	21,141	17,448

Total liabilities and shareholders’ equity	$33,902	$24,013

ZILLOW, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$15,845	$7,334	$27,105	$12,665
Costs and expenses:
Cost of revenues (exclusive of amortization) (1)(2)	2,713	1,222	4,529	2,384
Sales and marketing (2)	5,630	3,748	11,115	6,865
Technology and development (2)	3,304	2,878	6,299	5,412
General and administrative (2)	2,627	1,483	4,455	2,824

Total costs and expenses	14,274	9,331	26,398	17,485

Income (loss) from operations	1,571	(1,997)	707	(4,820)
Other income	5	25	43	42
Net income (loss)	$1,576	$(1,972)	$750	$(4,778)

Net income (loss) attributable to common shareholders	$—	$(1,972)	$—	$(4,778)
Net income (loss) per share attributable to common shareholders — basic and diluted	$—	$(0.16)	$—	$(0.38)
Weighted-average shares outstanding — basic	13,940	12,660	13,645	12,650
Weighted-average shares outstanding — diluted	24,106	12,660	23,604	12,650
(1) Amortization of website development costs and intangible assets included in technology and development is as follows:	$1,234	$1,107	$2,457	$2,077

(2) Includes share-based compensation as follows:
Cost of revenues	$46	$53	$87	$107
Sales and marketing	67	111	174	215
Technology and development	90	106	176	201
General and administrative	210	159	366	318

Total	$413	$429	$803	$841

Other Financial Data:
Adjusted EBITDA (1)	$3,852	$(202)	$4,904	$(1,397)

(1)	See page 3 above for more information regarding our presentation of Adjusted EBITDA.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$1,576	$(1,972)	$750	$(4,778)
Income tax expense (benefit)	—	—	—	—
Other income	(5)	(25)	(43)	(42)
Depreciation and amortization expense	1,868	1,366	3,394	2,582
Share-based compensation expense	413	429	803	841

Adjusted EBITDA	$3,852	$(202)	$4,904	$(1,397)

Revenues by Type

The following tables present our revenues by type and as a percentage of total revenues for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Marketplace revenues	$9,723	$2,632	$16,604	$4,486
Display revenues	6,122	4,702	10,501	8,179

Total	$15,845	$7,334	$27,105	$12,665

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Percentage of Revenues:
Marketplace revenues	61%	36%	61%	35%
Display revenues	39%	64%	39%	65%

Total	100%	100%	100%	100%

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented:

	Average Monthly Unique Users for the Three Months Ended June 30,		2010 to 2011 % Change

	2011	2010
	(in thousands)
Unique Users	20,758	10,751	93%

Unique users source: Internal tracking of Zillow’s website and mobile applications using Omniture analytical tools.

	At June 30,		2010 to 2011 % Change
	2011	2010
Premier Agent Subscribers	13,385	4,777	180%

Investor contact:

Denise Garcia

866-504-0300 or ir@zillow.com

Media contact:

Katie Curnutte

206-757-2701 or press@zillow.com